Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-147944, 333-165464, 333-176191, 333-183611 and 333- 186671) and on Form S-3 (Nos. 333-174168, 333-180141, 333-180836 and 333- 186670) of Procera Networks, Inc. of our reports dated March 15, 2012, with respect to the consolidated balance sheet of Procera Networks, Inc. as of December 31, 2011, and the related consolidated statements of operations, comprehensive income (loss),  stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010, which report appears in this annual report on Form 10-K for the year ended December 31, 2012 of Procera Networks, Inc.

/s/ PMB Helin Donovan
San Francisco, California
March 14, 2013